Exhibit 99.1

7733 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com
News Release
Belden Reaches Definitive Agreement to Acquire the Thomas & Betts
Communications Products Business

Belden Strengthens, Expands its Connectivity Platform
St. Louis, Missouri — November 11, 2010 — Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, today announced that it has entered into a definitive agreement to acquire the Thomas & Betts Communications Products Business, for $78 million in cash.
This acquisition will further strengthen Belden’s position as an end-to-end solution provider within the broadband/CATV, security, and audio/video markets. This business includes Snap-N-Seal® drop connectors, LRC® hardline connectors, Diamond® hardware & grounding products, and telecom enclosures & connectors, including the Kold-N-Klose® enclosure system. By adding these established brands and market-leading Radio Frequency (RF) connectors to its extensive portfolio of audio, video and security cables, Belden will expand its end-to-end solution offering and leverage its existing channels.
“The Thomas & Betts Communications Products Business has an experienced management team, recognized brands, plus a reputation for superior product quality, innovation, and best-in-class manufacturing capabilities,” said John Stroup, President and CEO of Belden Inc. “We intend to invest in the business to leverage these proven strengths and expand our combined presence in core markets within North America, as well as other geographies where we already have commercial infrastructure in place.”
The acquisition is subject to regulatory review under the Hart-Scott-Rodino Antitrust Improvement Act and is expected to be completed by calendar year-end 2010. Belden will fund the purchase price with cash on hand. Belden expects the business will contribute $0.05 in income from continuing operations per diluted share in fiscal year 2011.
Forward Looking Statements
Statements in this release other than historical facts are “forward looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Forward looking statements include any statements regarding future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends, and capital expenditures. These forward looking statements are based on forecasts and projections about the markets and industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. The current global economic slowdown has adversely affected our results of operations and may continue to do so. Turbulence in financial markets may increase our borrowing costs. Additional factors that may cause actual results to differ from the Company’s expectations include: the Company’s reliance on key distributors in marketing products; the Company’s ability to execute and realize the expected benefits from strategic initiatives

Belden to Acquire the Thomas & Betts Communications Products Business – Page 2 of 2
(including revenue growth, cost control, and productivity improvement programs); changes in the level of economic activity in the Company’s major geographic markets; difficulties in realigning manufacturing capacity and capabilities among the Company’s global manufacturing facilities; the competitiveness of the global cable, connectivity and networking industries, including wireless; variability in the Company’s quarterly and annual effective tax rates; changes in accounting rules and interpretation of these rules which may affect the Company’s reported earnings; changes in currency exchange rates and political and economic uncertainties in the countries where the Company conducts business; demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate acquired businesses successfully; the ability of the Company to develop and introduce new products; the Company having to recognize charges that would reduce income as a result of impairing goodwill and other intangible assets; variability associated with derivative and hedging instruments; and other factors. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010. Belden disclaims any duty to update any forward looking statements as a result of new information, future developments, or otherwise.
About Belden
St. Louis-based Belden Inc. designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial automation, enterprise, transportation, infrastructure, and consumer electronics. It has approximately 6,500 employees, and provides value for industrial automation, enterprise, education, healthcare, entertainment and broadcast, sound and security, transportation, infrastructure, consumer electronics and other industries. Belden has manufacturing capabilities in North America, Europe, and Asia, and a market presence in nearly every region of the world. Belden was founded in 1902, and today is a leader with some of the strongest brands in the signal transmission industry. For more information, visit www.belden.com.
About Thomas & Betts
Thomas & Betts Corporation (NYSE:TNB) is a global leader in the design, manufacture and marketing of essential components used to manage the connection, distribution, transmission and reliability of electrical power in industrial, construction and utility applications. With a portfolio of over 200,000 products marketed under more than 45 premium brand names, Thomas & Betts products are found wherever electricity is used. Headquartered in Memphis, Tenn., Thomas & Betts reported revenues of $1.9 billion and had approximately 8,500 employees in 2009. For more information, please visit www.tnb.com.

Contact:
	Belden Inc.	Belden Inc.
	Frank Milano, 314-854-8075	Public Relations, 314-854-8054
Investor.Relations@Belden.com

Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
Tricia.bergeron@tnb.com